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                                                                  EXHIBIT 11.01

                          EXODUS COMMUNICATIONS, INC.

        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
Net loss............................................   $(4,133)     $(14,572)
                                                       =======      ========
Weighted average common shares outstanding..........     1,914         1,930
Weighted average redeemable convertible preferred
 stock..............................................     2,808         6,933
Common equivalent shares............................        --            --
Staff Accounting Bulletin No. 83: (1)
  Options and warrants..............................     1,524         1,524
  Redeemable convertible preferred stock............     6,138         4,384
                                                       -------      --------
  Shares used in computing pro forma net loss per
   share............................................    12,384        14,771
                                                       =======      ========
  Pro forma net loss per share......................   $ (0.33)     $  (0.99)
                                                       =======      ========
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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, common stock and convertible preferred stock issued for consideration below the assumed initial public offering ("IPO") price, and stock options and warrants granted with exercise prices below the IPO price, during the 12-month period preceding the date of the initial filing of the Registration Statement, have been included in the calculation of common equivalent shares, using the treasury stock method for stock options and warrants, as if they were outstanding for all periods presented.